PRUDENTIAL WORLD FUND, INC.

Dryden International Value Fund

Jennison Global Infrastructure Fund

NOTICE OF RULE 12 B-1 FEE WAIVER

Class A

          THIS NOTICE OF RULE 12B-1 FEE WAIVER is signed as of November 1, 2008, by Prudential Investment Management Services LLC (PIMS), the Principal Underwriter of Prudential World Fund, Inc. – Dryden International Fund and Jennison Global Infrastructure Fund, an open-end management investment company (collectively, the Funds).

          WHEREAS, PIMS desires to waive a portion of its distribution and shareholder services fees payable on Class A shares of each Fund (Rule 12b-1 fees); and

          WHEREAS, PIMS understands and intends that the Funds will rely on this Notice and agreement in preparing a registration statement on Form N-1A and in accruing the Funds’ expenses for purposes of calculating net asset value and for other purposes, and expressly permits the Funds to do so; and

            WHEREAS, shareholders of the Funds will benefit from the ongoing contractual waiver by incurring lower Funds operating expenses than they would absent such waiver.

          NOW, THEREFORE, PIMS hereby provides notice that it has agreed to limit the distribution or service (12b-1) fees incurred by Class A shares of each Fund to .25 of 1% of the average daily net assets of each Fund. This contractual waiver shall be effective from the date hereof until February 28, 2010.

          IN WITNESS WHEREOF, PIMS has signed this Notice of Rule 12b-1 Fee Waiver as of the day and year first above written.

PRUDENTIAL INVESTMENT

MANAGEMENT SERVICES LLC

By: /s/ Robert F. Gunia

Name: Robert F. Gunia

Title: President

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